Center Bancorp, Inc. Comments on Anticipated Fourth Quarter Actions

UNION, N.J., December 13, 2010 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC), the parent company for Union Center National Bank ("UCNB"), today announced that for the fourth quarter of 2010, it intends to establish an additional loan loss provision of approximately $1.4 million pretax, on various non-performing assets.   In addition, the Corporation expects to record the remaining $1.4 million unrecognized income tax benefit related to a previously disclosed internal entity structure realignment and liquidation of subsidiary companies, commenced in the fourth quarter of 2006. The total allowance for loan losses as a percentage of total loans should remain consistent at 1.25% at December 31, 2010.

Anthony Weagley, President and Chief Executive Officer of Center Bancorp, Inc. stated: "In prior press releases and quarterly filings, we have underscored our asset quality and discussed our aggressive efforts to address credit quality issues in this stressed economic environment.  We have recently sold our remaining Other Real Estate Owned (OREO) property, bringing the balance to $0.00. “

The Corporation continues to experience a pick-up in loan demand and is experiencing stable asset quality throughout its loan portfolio. Total loans are expected to amount to approximately $705.0 million at December 31, 2010.

Mr. Weagley indicated that "our earnings estimate for the fourth quarter of 2010, inclusive of the above noted actions,  is $0.14 - $0.16 per fully diluted common share."

About Center Bancorp

Center Bancorp, Inc. is a bank holding company which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation has expanded to northern and central New Jersey as well. At September 30, 2010, the Corporation had total assets of $1.2 billion, total deposit funding sources, which includes overnight repurchase agreements, of $873.3 million and stockholders' equity of $122.2 million.

For further information regarding Center Bancorp, Inc., visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, visit our web site at http://www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding the Corporation’s estimated fourth quarter additional loan loss provision, estimated allowance for loan losses as a percentage of total loans at year-end, the Corporation’s fourth quarter earnings estimate and statements regarding the Corporation’s intention to record an unrecognized tax benefit) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the protracted global financial crisis and other risks cited in the Corporation’s most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
 (908) 206-2886

Joseph Gangemi
Investor Relations
 (908) 206-2863